EXHIBIT 10.39

December 10, 2007

Mr. Ira M. Dansky
Jones Apparel Group, Inc.
1411 Broadway
New York, New York 10018

Re: Amendment No. 2 to Employment Agreement

Dear Mr. Dansky:

Reference is made to the Employment Agreement dated as of April 4, 2002 by and between you and Jones Apparel Group, Inc. (the "Company") (the "Employment Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

1. A new Section 6(g) is hereby added to the Employment Agreement, to read as follows:

        "(g) Post-Retirement Benefits. In addition to any other compensation or benefits to which Executive is entitled under this Agreement, if (1) the Executive continues in employment through June 30, 2010, and the Executive's employment terminates thereafter for any reason, (2) prior to June 30, 2010, the Executive's employment terminates because of death or Disability or is terminated by the Company without Cause or by the Executive for Good Reason, or (3) on or after June 30, 2009, the Executive provides to the Board of Directors of the Company (the "Board") at least six months' written notice of his retirement from the Company, and the Board consents to such retirement (which consent shall not be unreasonably withheld or delayed), then the Executive shall receive the following benefits from the Company in accordance with the provisions of this Section 6(g):

        (i) An annual retirement benefit of $200,000 payable in equal monthly installments to the Executive (or, in the event of his death, to his designated beneficiary), commencing on the first day of the month next following the Executive's termination of employment and continuing for a period of five years following his termination of employment (the "Retirement Benefit"). Notwithstanding the preceding sentence, if necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), payment of the Retirement Benefit shall not commence prior to the earliest date permitted by Section 409A and the first payment shall include all other monthly payments which, but for this sentence, would have been paid prior to such earliest date; and

        (ii) Continued medical and dental coverage for Executive and his spouse, under the Company's group policy or otherwise, for their respective lives. Such coverage shall be consistent with the coverage in effect for the Executive immediately prior to his termination of employment; provided, that (1) if the Executive is entitled to similar coverage under Section

6(c)(v), then coverage under this Section 6(g)(ii) shall commence at the end of the Severance Period; (2) the Company's annual cost of providing such coverage shall not exceed $7500 (such amount to be increased, effective January 1, 2008, at the rate of 10% per annum), and if the dollar limit in effect for a particular year exceeds the cost of providing such coverage for such year, the excess amount shall be paid to the Executive (or, after his death, to his spouse) no later than March 15 of the year following the year to which such excess relates; and (3) such coverage shall be secondary to any coverage to which the Executive and/or his spouse are then entitled under Medicare or similar legislation."

2. Except as otherwise set forth in this Amendment No. 1 to Employment Agreement, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement and returning it to the Company.

Very truly yours, JONES APPAREL GROUP, INC. By /s/ Wesley R. Card Wesley R.Card Chief Executive Officer

Agreed to in all respects:

/s/ Ira M. Dansky
Ira M. Dansky

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